EXHIBIT 10.1

                           CHANGE OF CONTROL AGREEMENT

         This Change of Control Agreement ("Agreement") between Minnesota Corn Processors, LLC, a Colorado limited liability company (the "Company"), and ___/s/ Executive___ (the "Executive") is made and entered into effective as of April 22, 2002 (the "Effective Date").

         WHEREAS, Executive is a key executive of the Company; and

         WHEREAS, it is in the best interest of the Company and its members if the key executives can approach material business decisions objectively and without concern for their personal situation; and

         WHEREAS, the Company recognizes that the possibility of a Change of Control (as defined below) of the Company may result in the early departure of key executives to the detriment of the Company and its members; and

         WHEREAS, the Board of Directors of the Company (the "Board") has authorized and directed the Company to enter into this Agreement or other similar agreements in order to help retain and motivate key management and to help ensure continuity of key management;

         THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

         1. TERM OF AGREEMENT.

         (a) The term of this Agreement ("Term") shall commence on the Effective Date and shall continue in effect through the fifth anniversary of the Effective Date; provided, however, commencing on the first day following the fourth anniversary of the Effective Date and on each day thereafter, the Term of this Agreement shall automatically be extended for one additional day unless the Board shall give written notice to Executive that the Term shall cease to be so extended, in which event the Agreement shall terminate on the first anniversary of the date such notice is given.

         (b) Termination of this Agreement shall not alter or impair any rights of Executive arising hereunder on or before such termination.

         2. CERTAIN DEFINITIONS.

         (a) "Change of Control" means the occurrence of any of the following:

                  (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Class A Units of the Company


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                  representing 35% or more of the voting power of the Company's then outstanding Class A Units;

                  (ii) during any period of two consecutive years (not including any period prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (v) of this Change of Control definition) whose election by the Board or nomination for election by the Company's members was approved by a vote of at least two-thirds of the members of the Board then still in office who either were members of the Board at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least 75% of the members thereof;

                  (iii)the consummation of a merger, acquisition or consolidation of the Company with or by any other corporation or entity;

                  (iv) the Board of Directors of the Company approve a plan of complete liquidation or dissolution of the Company or a court orders a complete liquidation of the Company; or

                  (v) the sale, lease, disposition, exchange or transfer of all or substantially all of the assets of the Company.

         (b) "Annual Base Compensation" means the sum of (i) Executive's highest salary for any of the three years immediately prior to the Change of Control or the current annual salary, whichever is higher, (ii) Executive's highest bonus for any year in the three years immediately prior to the year in which the Change of Control occurs, (iii) the highest amount paid by the Company with respect to Executive's allocable share of the Company's life and health insurance premiums for any of the three years immediately prior to the year in which the Change of Control occurs, (iv) the highest amount of possible pension contributions made by the Company with respect to the Executive for any of the three years immediately prior to the year in which the Change of Control occurs and (v) the highest amount of the Company's possible 401(k) contribution made by the Company with respect to Executive for any of the three years immediately prior to the year in which the Change of Control occurs.

         (c) "Adjusted Annual Compensation" means the Annual Base Compensation as increased by an annual interest factor of 3% compounded annually for each full year of service including the current year even if not completed.


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         3. COMPENSATION REGISTER

         A formal register of the Annual Base Compensation and the Adjusted Annual Compensation for each Executive shall be maintained in the office of and adjusted by the Vice-President of Human Resources and Administration and verified by the Chief Financial Officer Company. Such verification shall take place on the Effective Date. Further adjustments to the formal register shall be made by the Vice-President of Human Resources and Administration of the Company and verified by the Chief Executive Officer of the Company. The formal register noted in this section shall become part of and incorporated into this Agreement. Any adjustments to the formal register, when made and verified shall be immediately made part of and incorporated into this Agreement. The formal register shall also note the amount to be determined pursuant to Section 4(a)(i).

         4. CHANGE OF CONTROL PAYMENT

         (a) If a Change of Control occurs during the Term, Executive shall receive the following from the Company:

                  (i) immediately at the time of the Change of Control, the Company shall pay to Executive in a lump sum, in cash, payable in United States currency, an amount equal to 5.26 times the Adjusted Annual Compensation; and,

                  (ii) notwithstanding anything in any Company incentive plan or arrangement to the contrary, all incentive awards and/or deferred amounts of Executive thereunder shall become 100% vested and payable in full in cash immediately on the date of the Change of Control.

         (b) The Company may withhold from any amounts payable under this Agreement all such taxes as it shall be required to withhold pursuant to any applicable law or regulation.

         (c) Company may not withhold any sums due payable to Executive under this Agreement.

         (d) If Executive's employment with the Company terminates prior to, but within six months of, the date on which a Change of Control occurs and it is reasonably demonstrated by Executive that such termination of employment was by the Company (including a constructive discharge) in connection with or in anticipation of the Change of Control, then, for purposes of this Agreement, the Change of Control shall be deemed to have occurred on the date immediately prior to the date of Executive's termination of employment.

         (e) In the event the Executive dies or becomes disabled after a definitive agreement relating to a Change of Control event or the Company's Board


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         of Directors has approved a Change of Control event has been entered into but prior to the effective date of the Change of Control, the Executive (or, in the event of his death, his estate) shall receive the amounts payable herein within fifteen (15) days of the effective date of the Change of Control. For purposes of this section, "disability" shall mean due to sickness or injury where an Executive is unable to perform the material duties of the Executive's occupation with the Company.

         5. PARACHUTE TAX GROSS UP.

         If any payment made, or benefit provided, to or on behalf of Executive pursuant to this Agreement or otherwise ("Payments") results in Executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor or similar provision) ("Excise Tax"), the Company shall promptly pay Executive an additional amount in cash (the "Additional Amount") such that after payment by Executive of all taxes, including, without limitation, any income taxes and Excise Tax, imposed on the Additional Payment, Executive retains an amount of the Additional Payment equal to the Excise Tax imposed on the Payments. Such determinations shall be made by the Company's independent certified public accountants.

         6. NO OFFSET.

         The amount of any payment or benefit provided for in this Agreement shall not be reduced or offset against any amount claimed to be owed by Executive to the Company or otherwise.

         7. SUCCESSOR AGREEMENT.

         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly in writing prior to the effective date of such succession and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the successor to so assume as provided herein shall constitute a breach of this Agreement and immediately entitle Executive to the payments hereunder as if triggered by a Change of Control.

         8. NOTICES.

         All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, to the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.


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         9. GOVERNING LAW.

         This Agreement will be governed by and construed in accordance with the laws of the state of Minnesota without regard to conflicts of law principles.

         10. ENTIRE AGREEMENT.

         This Agreement, other than the Minnesota Corn Processors Supplemental Executive Retirement Plan, employment contracts of any Executives, and any applicable severance agreements, is an integration of the parties' agreement and no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         11. SEVERABILITY.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         12. AMENDMENT AND WAIVERS.

         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such authorized member of the Company as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         13. COUNTERPARTS.

         The Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the Company and Executive have executed this
Agreement effective for all purposes as of the Effective Date.

                                                  MINNESOTA CORN PROCESSORS, LLC

                                                  By:  /s/ L. Dan Thompson
                                                       _________________________

                                                  Name: L. Dan Thompson
                                                       _________________________

                                                  Title: President & Chief
                                                           Executive Officer
                                                       _________________________



                                                  EXECUTIVE

                                                  /s/ Executive
                                                  ______________________________





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